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                              AMENDMENT NO. 3

                                     TO

                      DEFERRED COMPENSATION AGREEMENT


     Amendment No. 3, dated June 15, 1995, between LECHTERS, INC. a New Jersey Corporation (the "Corporation") and Donald Jonas ("Employee") to Deferred Compensation Agreement, dated December 9, 1987 as amended June 16, 1989 and August 15, 1989 (the "Agreement").
     WHEREAS, the parties desire to further amend said Agreement as follows:
     1. In addition to the amount of $100,000 per year payable beginning on the first day of the first calendar month after the date of his termination of Employment, in accordance with Paragraph 3 thereof as amended, the Corporation shall at its expense during the period of said payments provide the Employee or, in the event of the death of the Employee, his spouse, with the services similar to those currently being provided to the Employee consisting of a secretary, an office at a location of Employee's choice, driver and car or at the option of the Employee or, in the event of death of the Employee, his spouse, the cost equivalent of such services.
     In the event the Employee or his spouse exercises his option to receive the cost equivalent of services, effective thirty (30) days after the exercise of said option, (i) the Corporation's obligation to provide such services shall terminate, and (ii) the Corporation shall reimburse the costs incurred by the Employee or his spouse to provide such services during the year beginning upon the expiration of said
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thirty (30) day period.  Said year is referred to herein as the "Base
Year", and the costs incurred by the Employee during the Base Year as the "Base Year Costs." Thereafter, the Corporation shall pay to the Employee or his spouse in equal monthly installments, in advance, an amount equal to the Base Year Costs, increased on each anniversary of the first day of the Base Year by a percentage increase equal to the percentage increase, if any, in the Consumer Price Index for the United States as a whole (or, if publication of that Index is terminated, any substantially equivalent successor thereto) for the calendar month immediately preceding such anniversary date, as published by the Bureau of Labor Statistics of the United States Department of Labor, over such Index at December of the previous year.
     The annual amount payable pursuant to paragraph 4 of Agreement dated December 9, 1987, as amended, shall be deemed to include payments for the cost equivalent of services pursuant to this paragraph, except for the purpose of determining the amount of coverage under the Group Life Insurance Plan of the Corporation.
     2. The Corporation agrees that during the period of said payments the Employee shall be eligible to participate the Group Life Insurance Plan of the Corporation, as the same may be amended from time to time ("Plan"), on the same terms and conditions as officers of the Corporation may participate in the Plan, including the obligation to contribute to the cost incurred by the Corporation to provide the Plan benefits. The right of the Employee to participate in the Plan shall be subject to the Corporation obtaining the consent of the insurer under the Plan, and the Corporation agrees to use reasonable
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efforts to obtain such consent.  In the event, such consent is not obtained, then, the Corporation shall reimburse the costs incurred by the Employee to obtain life insurance coverage providing benefits similar to those provided under the Plan, but the obligation of the Corporation shall not exceed the cost, less the Employee's contribution, which would have been incurred by the Corporation had the consent of the Plan insurer been obtained.
     The parties acknowledge that the Plan currently provides for life insurance coverage in an amount equal to 200% of the annual wage payable to eligible participants. The parties agree that annual amount payable by the Corporation to the Employee in accordance with Paragraph 3 thereof, as amended, shall be deemed the annual wage of the Employee, and that the obligation of the Corporation with respect to said life insurance coverage shall terminate at the time the final payment in accordance with said Paragraph 3 is made.
     3. The Corporation agrees for the life of the Employee, that the Employee shall be eligible to participate the Group Medical and Dental Plan of the Corporation, as the same may be amended from time to time ("Plan"), on the same terms and conditions as officers of the Corporation may participate in the Plan, including the obligation to contribute to the cost incurred by the Corporation to provide the Plan benefits. The right of the Employee to participate in the Plan shall be subject to the Corporation obtaining the consent of the insurer under the Plan, and the Corporation agrees to use reasonable efforts to obtain such consent. In the event, such consent is not obtained, then, the Corporation shall reimburse the cost incurred by the
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Employee to obtain medical and dental insurance coverage providing benefits similar to those provided under the Plan, but the obligation of the Corporation shall not exceed the cost, less the Employee's contribution, which would have been incurred by the Corporation had the consent of the Plan insurer been obtained.
     4. The Corporation agrees for the lives of Barbara and Donald Jonas to continue to pay the insurance premiums on the split-dollar life insurance polices of Prudential Life Insurance Company, Policy Numbers 79,699,276; 79,713,181 and 79,713,191 on the lives of Donald
Jonas and Barbara Jonas provided that the Corporation has the right to receive from the benefits payment pursuant to such policies, an amount equal to the aggregate premium cost incurred by the Corporation for the maintenance of the policies.
     5. Except as hereby amended, the Agreement is in all respects approved, ratified and confirmed.
     IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be executed as of the date first written above.

                                   LECHTERS, INC.

                                   BY:  /s/ Steen Kanter
                                        Vice Chairman of the Board



                                        /s/ Donald Jonas
                                        Donald Jonas





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